Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust, Inc. (SSTI) and Westport Properties, Inc.

Sell SpaceX’s Corporate Headquarters Facility for $46.7 Million

HAWTHORNE, Calif. – August 11, 2014 — Strategic Storage Trust, Inc. (SSTI), a publicly registered non-traded self-storage REIT, in a joint venture with Westport Properties, Inc. and USA Hawthorne, LLC, a fund sponsored by an affiliate of the advisor of SSTI, recently announced the disposition of a 510,000 square foot building for approximately $46.7 million to a publicly traded REIT. The office and industrial facility is 100% leased to Space Exploration Technology Corporation (SpaceX), the world’s fastest growing space launch services provider. SpaceX’s long-term lease commenced in 2007 with a termination date in 2023 with two additional five year renewal options.

“This property was part of the Northrup campus in Hawthorne, Calif. and was acquired for the purpose of redeveloping the building into an indoor RV and boat storage facility,” said H. Michael Schwartz, chairman and CEO of SSTI. “However, when the opportunity arose to lease the entire facility to SpaceX for their corporate offices and the development of rockets, we quickly changed courses – to everyone’s benefit – the tenant, SpaceX, and for our investors.”

Located at 1 Rocket Road in Hawthorne, Calif., SpaceX has invested substantial capital in major improvements such as creating an open floor plan for state-of-the-art technology, and a glass-walled mission control center that monitors and directs the launch and flight missions. SpaceX is also in the planning phase of constructing a $40 million parking structure across the street from the facility.

“With historically low vacancy rates in the Los Angeles submarket combined with the aggressive cap rates quality single-tenant industrial buildings are trading at, we felt this was an ideal time to sell this unique asset,” said Charles Byerly, Westport’s president and CEO. “Considering the sale was not without mixed emotions for our entire team, it was very exciting to indirectly be a part of SpaceX’s historic journey.”

The SpaceX building is strategically located in the city of Hawthorne, near the Hawthorne Municipal Airport in the Los Angeles South Bay, one of the most desirable submarkets in Southern California. The property provides immediate access to the I-105, I-405 and I-110 freeways. The proximity to the Los Angeles freeway system, Los Angeles International Airport and Ports of Los Angeles and Long Beach are all drivers for the submarket.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company’s portfolio of wholly-owned properties has expanded to include 126 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 80,000 self-storage units and 10.5 million rentable square feet of storage space. For more information about SSTI, please call 949-469-6600 or visit www.strategicstoragetrust.com

About Westport Properties, Inc.

Founded in 1985, Westport Properties, an affiliate of US Storage Centers (USSC), owns and operates 85 self-storage facilities in 12 states. The company’s portfolio of owned and managed properties totals over 50,000 self-storage units and 5,500,000 square feet. USSC is also affiliated with Storage Network Advantage (SNA), which provides independent storage operators solutions once only attainable by larger operators. For more information about USSC, please call 949-748-5900 or visit www.usstoragecenters.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.